PRESS RELEASE
FOR ADDITIONAL INFORMATION: Investor Relations David Lim +1 844-632-1060 IR@univar.com Media Relations Dwayne Roark +1 331-777-6031 mediarelations@univar.com

Univar Presents at Goldman Sachs Basic Materials Conference 2018

DOWNERS GROVE, ILL., — May 17, 2018 — Univar Inc. (NYSE: UNVR) (“Univar”), a global chemical and ingredient distributor and provider of value-added services, recently presented during the Goldman Sachs Basic Materials Conference 2018. Univar president and chief executive officer, David Jukes, and executive vice president and chief financial officer, Carl Lukach, both participated in the fireside chat session, as part of the morning agenda.

During the session, Univar pointed to upward trends with key operational metrics as being a leading indicator towards reinforcing its confidence in achieving 2019 and 2021 financial targets. These trends include growing sales opportunity pipelines, reducing sales force churn, improving win/loss ratios and on-time delivery rates, as well as customer satisfaction metrics and new supplier authorizations.

Univar attributes these trends to exceptional execution against its three strategic priorities: Commercial Greatness, Operational Excellence and One Univar. These priorities are part of the Company’s vision to be the most valued chemical and ingredient distributor in the world.

“We have a clear, well-defined growth strategy and our global workforce of 9,000 employees are laser focused on its successful execution,” said Jukes. “While we are still in the early phases of our USA transformation, our positive momentum is building.”

About Univar
Founded in 1924, Univar (NYSE: UNVR) is a global chemical and ingredient distributor and provider of value-added services, working with leading suppliers worldwide. Supported by a comprehensive team of sales and technical professionals with deep specialty and market expertise, Univar operates hundreds of distribution facilities throughout North America, Western Europe, Asia-Pacific and Latin America. Univar delivers tailored customer solutions through a broad product and services portfolio sustained by one of the most extensive industry distribution networks in the world. For more information, visit www.univar.com

Forward-Looking Statements
This press release includes "forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "plan," "seek," "comfortable with," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.
###

2